Exhibit 10.16

Executive Employment Agreement

1.     Employment.  Prestige Brands Holdings, Inc. (“Employer”) agrees to employ Timothy Connors (“Executive”) and Executive accepts such employment for the period beginning as of April 19, 2010 and ending upon his separation pursuant to Section 1(c) hereof (the “Employment Period”) subject only to the approval of the Prestige Brands Holdings, Inc. Board of Directors.

(a) Position and Duties.

(i)     During the Employment Period, Executive shall serve as Chief Marketing Officer of Employer and shall have the normal duties, responsibilities and authority implied by such position, subject to the power of the Chief Executive Officer of Employer and the Board to expand or limit such duties, responsibilities and authority and to override such actions.

(ii)     Executive shall report to the Chief Executive Officer of Employer, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of Employer and its Subsidiaries (as defined below).

(b) Salary, Bonus and Benefits.  During the Employment Period, Employer will pay Executive a base salary of $300,000 per annum (the “Annual Base Salary”), paid twice monthly, in accordance with Employer’s normal payroll cycle and procedures. In addition, in fiscal years 2012 and beyond, the Executive shall be eligible for and participate in the Annual Incentive Compensation Plan (the “Annual Bonus”) under which the Executive shall be eligible for an annual Target Bonus payment of 50% of Annual Base Salary. During FY 2011 only, Executive shall receive as a “Guaranteed Bonus” a one time payment of $142,500 ($150,000 adjusted as 95% pro rata) upon the earlier of (i) the purchase or sale of Executive’s permanent residence, or (ii) May 10, 2011. Also, during FY2011, if corporate performance exceeds 100% of Target, and if employed by Employer on March 31, 2011, Executive shall receive an additional pro rata payment representing Executive’s participation in that upside (only), such payment to be made when and to the extent authorized by the Board of Directors of Employer (the “Board”). Executive shall be eligible to participate in the Long-Term Equity Incentive Plan of Employer (the “Plan”) and all equity grants thereunder shall automatically vest upon a Change in Control (as defined in the Plan). On the first day of your employment Executive will receive options to purchase 100,000 shares of Common Stock of Employer at the closing price of such Common Stock on the New York Stock Exchange on that date. This option, which shall have a term of ten (10) years from the date of grant, shall vest in three equal installments over a three year period. During the Employment Period, Executive will be entitled to such other benefits approved by the Board and made available to the senior management of Employer and its Subsidiaries, which shall include vacation time (four weeks per year), flexible spending account, 401(k) Plan (currently 65% match of up to 6% of salary, subject to IRS cap and periodic potential adjustment by the Board) as well as medical, dental, vision, life, long term care and disability insurance.  The Board, on a basis consistent with past practice, shall review the Annual Base Salary of Executive and may increase the Annual Base Salary by such amount as the Board, in its sole discretion, shall deem appropriate.  The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.

(c) Separation.  The Employment Period will continue until (i) Executive’s death, disability or resignation from employment with Employer and its Subsidiaries or (ii) Employer and its Subsidiaries decide to terminate Executive’s employment with or without Cause (as defined below).  If (A) Executive’s employment is terminated without Cause pursuant to clause (ii) above or (B) Executive resigns from employment with Employer and its Subsidiaries for Good Reason, then, subject to Executive’s execution and delivery of a Release, starting on the sixtieth (60th) day following Executive’s termination of employment, Employer shall pay to Executive, in equal installments ratably over twelve (12) months in accordance with the Company’s normal payroll cycle and procedures, an aggregate amount equal to (I) his Annual Base Salary, plus (II) an amount equal to the average Annual Bonus paid or payable to Executive by Employer for the last three completed fiscal years prior to the date of termination. In the event that Executive shall have been employed less than three years, the average shall be calculated for the number of years actually employed. In addition, if Executive is entitled on the date of termination to coverage under the medical and prescription portions of the Welfare Plans, such coverage shall continue for Executive and Executive’s covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by Executive with respect to those costs paid by Executive prior to the date of termination; provided, that this coverage will count towards the depletion of any continued health care coverage rights that Executive and Executive’s dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided further, that Executive’s or Executive’s covered dependents’ rights to continued health care coverage pursuant to this Section 1(c) shall terminate at the time Executive or Executive’s covered dependents become covered, as described in COBRA, under another group health plan, and shall also terminate as of the date Employer ceases to provide coverage to its senior executives generally under any such Welfare Plan.  Notwithstanding the foregoing, (I) Executive shall not be entitled to receive any payments or benefits pursuant to this Section 1(c) unless Executive has executed and delivered to Employer a general release in form and substance satisfactory to Employer and (II) Executive shall be entitled to receive such payments and benefits only so long as Executive has not breached the provisions of Section 2 or Section 3 hereof.  The release described in the foregoing sentence shall not require Executive to release any claims for any vested employee benefits, workers compensation benefits covered by insurance or self-insurance, claims to indemnification to which Executive may be entitled under Employer’s or its Subsidiaries’ certificate(s) of incorporation, by-laws, any indemnification agreement or under any of Employer’s or its Subsidiaries’ directors or officers insurance policy(ies) or applicable law, or equity claims to contribution from Employer or its Subsidiaries or any other Person to which Executive is entitled as a matter of law in respect of any claim made against Executive for an alleged act or omission in Executive’s official capacity and within the scope of Executive’s duties as an officer, director or employee of Employer or its Subsidiaries. Not later than eighteen (18) months following the termination of Executive’s employment, Employer and its Subsidiaries for which the Executive has acted in the capacity of a senior manager, shall sign and deliver to Executive a release of claims that Employer  and its Subsidiaries have against Executive; provided that, such release shall not release any claims that Employer and/or its Subsidiaries commenced prior to the date of the release(s), any claims relating to matters actively concealed by Executive, any claims to contribution from Executive to which Employer or its Subsidiaries are entitled as a matter of law or any claims arising out of mistaken indemnification by Employer and/or any of its Subsidiaries.  Except as otherwise provided in this Section 1(c) or in the Employer’s employee benefit plans or as otherwise required by applicable law, Executive shall not be entitled to any other salary, compensation or benefits after termination of Executive’s employment with Employer.

(d) Relocation Expense. You will be paid $125,000 in a lump sum as a moving allowance and in lieu of any and all other moving expense reimbursement. In addition, you will be reimbursed for up to three months of reasonable temporary or interim housing. Relocation expense shall be subject to 100% recoupment by the Employer in the event of a voluntary separation by Executive during the first 12 months of employment. Relocation expense shall be subject to 50% recoupment by the Employer in the event of a voluntary separation by Executive after the first 12 months but during the first 24 months of employment.

(e) Recoupment of FY2011 Guaranteed Bonus. In the event of a voluntary separation by Executive during the first 12 months of employment, the Guaranteed Bonus shall be subject to recoupment by the Employer where the recoupment shall be 1/12 of the Guaranteed Bonus for each month less than 12 full months of employment from April 19, 2010.

2.          Confidential Information.

(a) Obligation to Maintain Confidentiality.  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his performance under this Agreement concerning the business or affairs of Employer, its Subsidiaries and Affiliates (“Confidential Information”) are the property of Employer, its Subsidiaries and Affiliates, as applicable, including information concerning acquisition opportunities in or reasonably related to Employer’s, its Subsidiaries’ and/or Affiliates’ business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account (for his commercial advantage or otherwise) any

Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, (ii) was known to Executive prior to Executive’s employment with Employer or any of its Subsidiaries or Affiliates or (iii) is required to be disclosed pursuant to any applicable law, court order or other governmental decree.  Executive shall deliver to Employer on the date of termination, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Employer, its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b) Ownership of Property.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Employer’s, its Subsidiaries’ and/or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Employer, its Subsidiaries and/or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Employer or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to Employer or to such Subsidiary or Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Employer or such Subsidiary or Affiliate shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Employer’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that Employer, its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”), subject to a duty on Employer’s, its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Employer, its Subsidiaries and Affiliates who need to know such information in connection with their work for Employer or any of its Subsidiaries and Affiliates) or use, except in connection with his work for Employer or any of its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than himself if Executive is on the Board) in writing.

(d) Use of Information of Prior Employers.  During the Employment Period and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Employer or any of its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.  Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by Employer or any of its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3.           Non-competition and No Solicitation.  Executive acknowledges that (i) the course of his employment with Employer he will become familiar with Employer’s, its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Employer, its Subsidiaries and Affiliates; and (ii) his services will be of special, unique and extraordinary value to Employer and such Subsidiaries.  Therefore, Executive agrees that:

(a) Non-competition.  During the Employment Period and also during the period commencing on the date of termination of the Employment Period and ending on the first anniversary of the date of termination (the “Severance Period”), he shall not without the express written consent of Employer, anywhere in the United States, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (i) which competes with (a) OTC wart or skin tag treatment products (including, without limitation, salicylic acid or cryogen-based products), (b) dental devices for treatment or management of bruxism, (c) OTC sore throat treatment products (including, without limitation, liquids, lozenges and strips), (d) inter-proximal devices, (e) powdered and liquid cleansers, (f) pediatric OTC medicinal and non-medicinal products, (g) OTC eye care products, or (h) any other business acquired by Employer and its Subsidiaries after the date hereof which represents 5% or more of the consolidated revenues or EBITDA of Employer and its Subsidiaries for the trailing 12 months ending on the last day of the last completed calendar month immediately preceding the date of termination of the Employment Period, or (ii) in which Employer and/or its Subsidiaries have conducted discussions or have requested and received information relating to the acquisition of such business by such Person (x) within one year prior to the date of termination and (y) during the Severance Period, if any.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation

(b) No solicitation.  During the Employment Period and also during the Severance Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Employer or its Subsidiaries to leave the employ of Employer or its Subsidiaries, or in any way interfere with the relationship between Employer or its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of Employer or its Subsidiaries within 180 days after such person ceased to be an employee of Employer or its Subsidiaries; provided, however, that such restriction shall not apply for a particular employee if Employer or its Subsidiaries have provided written consent to such hire, which consent, in the case of any person who was not a key employee of Employer or its Subsidiaries shall not be unreasonably withheld, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer or its Subsidiaries to cease doing business with Employer or its Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of Employer or its Subsidiaries and with which Employer or its Subsidiaries have conducted discussions or have requested and received information relating to the acquisition of such business by Employer or its Subsidiaries in the two year period immediately preceding the date of termination.

(c) Enforcement.  If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, Employer, its Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d) Additional Acknowledgments.  Executive acknowledges that the provisions of this Section 3 are in consideration of:  (i) employment with the Employer, (ii) the prospective issuance of securities by Employer pursuant to the Plan and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive acknowledges (i) that the business of Employer and its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of Employer or any of its Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that Employer and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and (iii) as part of his responsibilities, Executive will be traveling throughout the United States in furtherance of Employer’s and/or its Subsidiaries’ business and their relationships.  Executive agrees and acknowledges that the potential harm to Employer and its Subsidiaries of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to Executive of their enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer and its Subsidiaries now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

4.           Miscellaneous.

(a)           Survival.  The provisions of Sections 1(c), 2, 3 and 4 shall survive the termination of this Agreement.

(b)           Entire Agreement and Merger.  This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements, whether written or oral, between the parties pertaining to the subject matter hereof.

(c)           Modification.  This Agreement may not be modified or terminated orally, and no modification or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)           Waiver.  Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)           Successors and Assigns.  Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of Employer to another company, or upon the merger or consolidation of Employer with another company, this Agreement shall inure to the benefit of, and be binding upon, both Executive and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were Employer; and provided, further, that Employer shall have the right to assign this Agreement to any Affiliate or Subsidiary of Employer.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.

(f)           Communications.  All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail or by overnight courier (fare prepaid) addressed as follows:

(i)	To Employer:	Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Attention: Chief Executive Officer

(ii)	With a copy to:	Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Attention: Legal Department

(iii)	To the Employee:	Timothy Connors
40611 N. Shadow Creek Way
Anthem AZ 85086

or to such address as a party hereto may indicate by a notice delivered to the other party.  Notice will be deemed received the same day when delivered personally, five (5) days after mailing when sent by registered or certified mail, and the next business day when delivered by overnight courier.  Any party hereto may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

(g)           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)           Governing Law.  This Agreement will be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflicts of law provisions.

(i)           Arbitration.  (a) Except as provided in subsection (b) of this Section 4(i), the following provisions shall apply to disputes between Employer and Executive arising out of or related to either: (i) this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Employer and Executive:

(i)	The parties shall first use their reasonable best efforts to discuss and negotiate a resolution of the dispute.

(ii)
If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, the dispute shall be resolved timely and exclusively by final and binding arbitration in New York County or Westchester County, New York pursuant to the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes (the “AAA Rules”).  Arbitration must be demanded within ten (10) calendar days after the expiration of the five (5) day period referred to above.  The arbitration opinion and award shall be final and binding on the Employer and the Executive and shall be enforceable by any court sitting within New York County or Westchester County, New York.  Employer and Executive shall share equally all costs of arbitration excepting their own attorney’s fees unless and to the extent ordered by the arbitrator(s) to pay the attorneys’ fees of the prevailing party.

(iii)
The parties recognize that this Section 4(i) means that certain claims will be reviewed and decided only before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including speed of resolution, lower costs and fees, and more flexible rules of evidence.  The arbitration or arbitrators duly selected pursuant to the AAA’s Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rules of Civil Procedure.

(b)       The provisions of this Section 4(i) shall not apply to any action by the Employer seeking to enforce its rights arising out of or related to the provisions of Sections 2 and 3 of this Agreement.

(c)       This Section 4(i) is intended by the Employer and the Executive to be enforceable under the Federal Arbitration Act (“FAA”).  Should it be determined by any court that the FAA does not apply, then this Section 4(i) shall be enforceable under the applicable arbitration statutes of the State of Delaware.

(j)           No Third-Party Beneficiaries.  Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

(k)           Section 409A of the Internal Revenue Code.  (a) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is considered a Specified Executive (as defined below) at termination of employment other than on account of death or Disability, under such procedures as established by the Employer in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), benefit distributions, other than those that are deemed “separation pay” under the Treas. Reg. §1.409A-1(b)(9), that are made upon termination of employment may not commence earlier than six (6) months after the date of termination.  Therefore, in the event this provision is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following termination shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following termination.  All subsequent distributions shall be paid in the manner specified.  “Specified Executive” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Employer is publicly traded on an established securities market or otherwise.

(b) With respect to the payment of all benefits under the Agreement, including separation pay and deferred compensation, whether a “termination of employment” takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination.  A change in the Executive’s employment status will not be considered a termination of employment if:

(i)
the Executive continues to provide services as an employee of the Employer at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(ii)
the Executive continues to provide services to the Employer in a capacity other than as an employee of the Employer at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

For purposes of applying the provisions of Section 409A of the Code, a reference to the Employer shall also be deemed a reference to any affiliate thereof within the contemplation of Sections 414(b) and 414(c) of the Code.  For purposes of this Agreement, the definition of “termination of employment” shall apply to all uses of such term, whether capitalized or not.

(l)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Matthew M. Mannelly
Name: Matthew M. Mannelly
Title: Chief Executive Officer

By:	/s/ Timothy Connors
Name: Timothy Connors

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Cause” is defined as (i) your  willful and continued failure to substantially perform your duties with Employer (other than any such failure resulting from your incapacity due to physical or mental illness) that has not been cured within  10 days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to Employer or its Affiliates, monetarily or otherwise, (iii) your conviction (or plea of nolo contendere) for any felony or any other crime involving dishonesty, fraud or moral turpitude, (iv) your breach of fiduciary duty to Employer or its Affiliates, (v) any violation of Employer's policies relating to compliance with applicable laws which have a material adverse effect on Employer or its Affiliates or (vi) your breach of any restrictive covenant.  For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of  Employer.

“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Employer.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Employer provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.  For purposes of this Agreement the definition of “Disability” shall apply to all uses of such term, whether capitalized or not.

“Good Reason” means that the Executive terminated his employment with the Employer because, within the twelve (12) month period preceding the Executive’s termination, one or more of the following conditions arose and the Executive notified the Employer of such condition within 90 days of its occurrence and the Employer did not remedy such condition within 30 days:

(i)	a material diminution in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)
the relocation of the Employer’s headquarters outside a thirty-mile radius of Irvington, New York or the Employer’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of Irvington, New York, except for reasonably required travel on the Employer’s business; or

(iv)	any other action or inaction that constitutes a material breach by the Employer of this Agreement.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, partnership, trust, unincorporated organization, business association, firm, joint venture, governmental authority or similar entity.

“Subsidiary” of any specified Person shall mean any corporation fifty percent (50%) or more of the outstanding capital stock of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the ownership interests of which, is directly or indirectly owned or controlled by such specified Person, or any such corporation, partnership, joint venture, limited liability company, or other entity which may otherwise be controlled, directly or indirectly, by such Person.